Exhibit 99.1

Nortek Reports Second Quarter 2013 Results
Product Demand in Residential Heating and Cooling and Technology Solutions
Segments Continues to Drive Sales Growth
Providence, RI, August 1, 2013 - Nortek, Inc. (Nasdaq: NTK), a global diversified company with leading brands and innovative, technology-driven products and solutions for residential and commercial applications, today announced financial results for the three months ended June 29, 2013.
Second Quarter 2013 Highlights

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Net sales were $630.7 million, compared with $615.7 million in the second quarter of 2012. The incremental impact of acquisitions contributed approximately $41.2 million to the increase in net sales during the second quarter of 2013.

•	Gross profit margin was 30.0%, compared with 29.8% in the same quarter a year earlier.

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Selling, general and administrative expense (SG&A) increased to $135.1 million from $119.1 million a year earlier. As a percentage of net sales, SG&A expense increased to 21.4% from 19.3% in the second quarter of 2012. Acquisitions contributed $7.5 million, while the increase in transformation, restructuring, and acquisition expense contributed $8.1 million to the increase in SG&A expense. An increase in non-cash share based compensation expense accounted for an additional $3.7 million of the increase in SG&A.

•	Depreciation and amortization expense was $26.3 million in the second quarter of 2013, compared with $20.7 million in the same quarter a year earlier. The increase was principally due to acquisitions.

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Operating earnings were $40.4 million, compared with $53.7 million in the second quarter of 2012. Operating earnings in the second quarter of 2013, as compared with the same period last year, were affected by the above factors.

•	Net earnings were $11.5 million, or $0.73 per diluted share, compared with $18.5 million, or $1.19 per diluted share, in the second quarter of 2012.

•	As of June 29, 2013, Nortek had $48.8 million of unrestricted cash and cash equivalents on its balance sheet, compared with $144.7 million on December 31, 2012.

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As of June 29, 2013, Nortek had $60 million of borrowings outstanding under its ABL facility, and $50 million outstanding as of August 1st, 2013, compared to no borrowings outstanding as of December 31, 2012.

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The decrease in cash and cash equivalents and the increase in ABL facility borrowings, compared with December 31, 2012, primarily relates to the acquisition of 2GIG on April 1, 2013 for $149.3 million, including a working capital adjustment of $14.3 million.

Comments on the Second Quarter
“Nortek's results for the second quarter were consistent with our expectations,” said President and Chief Executive Officer Michael J. Clarke. “Net sales were up from the second quarter last year in our Technology Solutions (TECH), Residential Heating and Cooling (RHC) and Residential Ventilation (RESV) segments. These increases were partially offset by declines in our Custom and Engineered Solutions (CES) and Display Mount Solutions (DMS) segments.”
“The increased net sales in our TECH segment were primarily due to the impact of our 2GIG acquisition, which closed on April 1, as well as growth in our base security business,” said Clarke. “RHC net sales increased 4% year-over-year, driven by stronger U.S. HVAC industry demand and continued growth with certain customers, partially offset by a decline in international sales. Due to the higher sales volumes and the impact of our cost reduction initiatives, RHC operating earnings increased more than 40%. RESV net sales were up slightly, reflecting higher net sales in our U.S. wholesale distribution channel driven by new housing construction. This increase was partially offset by weakness in North American retail sales, as well as lower sales in Europe.”
“As we have previously discussed, net sales in our CES segment were down year-over-year, due to an exceptionally strong second quarter of 2012, when a large amount of capital equipment business was concentrated in that period,” Clarke said. “CES order input has been very strong through the first half of 2013, however, and our backlog is at peak levels. Consistent with prior quarters, the decline in DMS net sales reflected our withdrawal from certain low-margin

OEM business, while growth in our more profitable branded business resulted in higher DMS operating earnings for the quarter.”
“Nortek's total operating earnings for the second quarter declined by $13.3 million year-over-year, driven by higher total SG&A expenses as well as lower operating earnings in our CES segment due primarily to the lower sales volume. The higher SG&A was primarily related to acquisition fees and expenses, increased restructuring costs, consulting fees and staff additions related to our transformation initiatives,” said Clarke. “Although these investments have lowered our operating margins in recent quarters, we believe they will begin generating savings as planned before the end of 2013.”
Comments on 2013 Outlook
“2013 is a transformative year for Nortek,” Clarke said. “We are executing on three near-term transformation priorities: optimizing our manufacturing footprint, streamlining our distribution network and improving our strategic sourcing and supply chain capabilities. At the same time, we are continuing to invest in exciting new products and marketing strategies. We are also very pleased with 2GIG's results for the quarter as well as the integration process, and believe that this business will continue to perform well. Our long-term goal is to position Nortek as a world-class manufacturer of some of the strongest brands in its markets. We look forward to reporting further progress on our growth and profitability initiatives in the second half of 2013.”
Second Quarter Conference Call Details
Nortek has scheduled a conference call to review its results for the second quarter of 2013 tomorrow, August 2, 2013, at 10:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the Investor Relations section of the Company's website at www.nortekinc.com. The live call also can be accessed by dialing (877) 709-8155 or (201) 689-8881 prior to the start of the call. For those who are unable to listen to the live call, the webcast will be archived on the Company's website.
About Nortek
Nortek* is a global, diversified company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. The Company's broad array of offerings includes audio/video and security solutions, digital display mounting solutions, ventilation products such as range hoods and bathroom fans, heating and cooling products, and air management systems.
*As used herein, the term "Nortek" refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.
Safe Harbor Statement
In this press release, we discuss and analyze the results of operations and financial condition of Nortek, Inc. and its wholly-owned subsidiaries. In addition to historical information, we also make statements relating to the future, called “forward-looking” statements, which are provided under the “safe harbor” protection of the U.S. Private Securities Litigation Reform Act of 1995. When used in this press release, words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "intend," "may," "plan," "potential," "project," "should," or "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties, over which we have no control, that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and operating results to differ include: the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics, resins, glass, wood and aluminum) and purchased components; freight costs; global economic conditions and the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets; interest rates; employment levels; inflation; foreign currency fluctuations; foreign economic and political conditions; consumer spending levels; exposure to foreign economies; the rate of sales growth; prices; competition; maintaining good relationship with customers and suppliers; weather fluctuations; acquisition and integration risks; the success of our operational improvement initiatives; labor disruptions; increased costs associated with regulatory compliance; changes in tax law; our ability to service our indebtedness; and product and warranty liability claims. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, readers are urged to carefully review and consider the reports and filings of Nortek with the Securities and Exchange Commission including the description of "risk factors" set forth under Item 1A in our Annual Report on Form 10-K.

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

	For the second quarter ended
	June 29, 2013	June 30, 2012
	(Dollar amounts in millions, except per share data)

Net Sales	$630.7	$615.7
Cost of products sold	441.6	431.9
Gross profit	189.1	183.8
Selling, general and administrative expense, net	135.1	119.1
Amortization of intangible assets	13.6	11.0
Operating earnings	40.4	53.7
Interest expense	(24.8)	(24.0)
Investment income	0.1	0.1
Earnings before provision for income taxes	15.7	29.8
Provision for income taxes	4.2	11.3
Net earnings	$11.5	$18.5

Basic earnings per share	$0.75	$1.22

Diluted earnings per share	$0.73	$1.19

Weighted Average Common Shares:
Basic	15,364,679	15,133,699
Diluted	15,849,867	15,522,641

The accompanying notes are an integral part of this unaudited condensed consolidated summary of operations.

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

Nortek, Inc. (“Nortek”) and all of its wholly owned subsidiaries, collectively the “Company,” is a global, diversified company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. Operating within five reporting segments, the Company manufactures and sells, primarily in the United States, Canada and Europe, with additional manufacturing in China, a wide variety of products for the remodeling and replacement markets, the residential and commercial new construction markets, the manufactured housing market, and the personal and enterprise computer markets.

The Company operates on a calendar year, and each interim period is comprised of two 4-week periods and one 5-week period, with each week ending on a Saturday. The Company's fiscal year always begins on January 1 and ends on December 31. As a result, the Company's first and fourth quarters may have more or less days included than a traditional 4-4-5 fiscal calendar, which consists of 91 days. The three months ended June 29, 2013 and June 30, 2012 each include 91 days.

The accompanying unaudited condensed consolidated summary of operations reflects the accounts of the Company after elimination of intercompany accounts and transactions, without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair statement of the interim periods presented. Operating results for the second quarters ended June 29, 2013 and June 30, 2012 are not necessarily indicative of the results that may be expected for other interim periods or for any fiscal year.

This unaudited condensed consolidated summary of operations should be read in conjunction with the unaudited condensed consolidated financial statements and notes included in the Company's latest quarterly report on Form 10-Q, its audited consolidated financial statements and the related notes included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (“2012 Form 10-K”) and its latest Current Reports on Form 8-K as filed with the Securities and Exchange Commission (“SEC”).